SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                _____________

                                SCHEDULE 13D
                               (RULE 13D-101)

                              (AMENDMENT NO. 2)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-
           1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)


                         THE INTERLAKE CORPORATION


  --------------------------------------------------------------------------
                             (Name of Issuer)

                         COMMON STOCK, NO PAR VALUE


  --------------------------------------------------------------------------
                       (Title of Class of Securities)

                                465741 10 6


  --------------------------------------------------------------------------
                               (CUSIP Number)

                               John F. Keane
                             Tinicum Investors
                           990 Stewart Avenue
                        Garden City, New York  11530
                              (516) 222-2874

                                  Copy to:
                           Paul T. Schnell, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                         New York, New York  10022
                               (212) 735-3000

  --------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                              OCTOBER 2, 1998
  --------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: ( )

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


                     (Continued on following pages)
                           Page 1 of 19 Pages



 CUSIP No. 465741 10 6               13D Page 2 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Tinicum Investors
      I.R.S. ID No. 13-3800339

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS
      WC, BK

 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

 NUMBER OF            7.   SOLE VOTING POWER - 2,869,830          (See Item 5)
 SHARES
 BENEFICIALLY         8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                 9.   SOLE DISPOSITIVE POWER - 2,869,830     (See Item 5)
 REPORTING
 PERSON              10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,869,830                                                   (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      12.383%

 14.  TYPE OF REPORTING PERSON
      PN



 CUSIP No. 465741 10 6               13D Page 3 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Seth M. Hendon
      S.S. No. ###-##-####

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS

      PF

 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )

 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

 NUMBER OF             7.   SOLE VOTING POWER - 28,000            (See Item 5)
 SHARES
 BENEFICIALLY          8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                  9.   SOLE DISPOSITIVE POWER - 28,000       (See Item 5)
 REPORTING
 PERSON               10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      28,000                                                      (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.121%

 14.  TYPE OF REPORTING PERSON
      IN




 CUSIP No. 465741 10 6               13D Page 4 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Robert J. Kelly
      S.S. No. ###-##-####

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS

      PF

 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )

 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

 NUMBER OF              7.   SOLE VOTING POWER -19,000            (See Item 5)
 SHARES
 BENEFICIALLY           8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                   9.   SOLE DISPOSITIVE POWER - 19,000      (See Item 5)
 REPORTING
 PERSON                10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      19,000                                                      (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.082%

 14.  TYPE OF REPORTING PERSON
      IN



 CUSIP No. 465741 10 6               13D Page 5 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Edward R. Civello
      S.S. No. ###-##-####

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS

      PF

 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )

 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

 NUMBER OF               7.   SOLE VOTING POWER - 10,000          (See Item 5)
 SHARES
 BENEFICIALLY            8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                    9.   SOLE DISPOSITIVE POWER - 10,000     (See Item 5)
 REPORTING
 PERSON                 10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,000                                                      (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.043%

 14.  TYPE OF REPORTING PERSON
      IN



 CUSIP No. 465741 10 6               13D Page 6 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Joseph A. Marino
      S.S. No. ###-##-####

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS

      PF

 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )

 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

 NUMBER OF              7.   SOLE VOTING POWER - 5,000            (See Item 5)
 SHARES
 BENEFICIALLY           8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                   9.   SOLE DISPOSITIVE POWER - 5,000       (See Item 5)
 REPORTING
 PERSON                10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,000                                                       (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.022%

 14.  TYPE OF REPORTING PERSON
      IN



 CUSIP No. 465741 10 6               13D Page 7 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      John F. Keane
      S.S. No. ###-##-####

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS

      PF

 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )

 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

 NUMBER OF              7.   SOLE VOTING POWER - 4,500            (See Item 5)
 SHARES
 BENEFICIALLY           8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                   9.   SOLE DISPOSITIVE POWER - 4,500       (See Item 5)
 REPORTING
 PERSON                10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,500                                                       (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.019%

 14.  TYPE OF REPORTING PERSON
      IN



 CUSIP No. 465741 10 6               13D Page 8 of 18 Pages

 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Putnam L. Crafts, Jr.
      S.S. No. ###-##-####

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) (X)
                                                                    (b) ( )

 3.   SEC USE ONLY

 4.   SOURCE OF FUNDS

      PF
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        ( )

 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

 NUMBER OF              7.   SOLE VOTING POWER - 318,870          (See Item 5)
 SHARES
 BENEFICIALLY           8.   SHARED VOTING POWER - 0
 OWNED BY
 EACH                   9.   SOLE DISPOSITIVE POWER - 318,870     (See Item 5)
 REPORTING
 PERSON                10    SHARED DISPOSITIVE POWER - 0
 WITH

 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,870                                                     (See Item 5)

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        ( )

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.376%

 14.  TYPE OF REPORTING PERSON
      IN



 ITEM 1.   SECURITY AND ISSUER

      This statement amends and supplements the Statement on Schedule 13D filed with the U.S. Securities and Exchange Commission on July 27, 1998, as amended on August 18, 1998 (the "Schedule 13D"), by Tinicum Investors, Seth
 M. Hendon, Robert J. Kelly, Edward R. Civello, Joseph A. Marino, John F. Keane, and Putnam L. Crafts, Jr., relating to shares of common stock, no par value (the "Shares"), of The Interlake Corporation, a Delaware corporation (the "Issuer"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.

   ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      Item 3 is hereby amended and supplemented by adding the following:
 Investors purchased directly 549,270 Shares not previously reported for a total consideration of approximately $1,429,962.76. Investors paid for such Shares from its working capital and from borrowings in the ordinary course of business under the credit facility described in the Schedule 13D (the "Credit Facility").

      Seth M. Hendon purchased directly 10,000 Shares not previously
 reported for a total consideration of approximately $29,375.00.   Mr.
 Hendon paid for his Shares from his personal funds.

     Robert J. Kelly purchased directly 15,000 Shares not previously
 reported for a total consideration of approximately $43,125.00.   Mr. Kelly
 paid for his Shares from his personal funds.

      Edward R. Civello purchased directly 5,000 Shares not previously
 reported for a total consideration of approximately $14,687.50.   Mr.
 Civello paid for his Shares from his personal funds.

      Joseph A. Marino purchased directly 4,000 Shares not previously
 reported for a total consideration of approximately $11,250.00.   Mr.
 Marino paid for his Shares from his personal funds.

      John F. Keane purchased directly 2,500 Shares not previously reported
 for a total consideration of approximately $7,187.50.   Mr. Keane paid for
 his Shares from his personal funds.

Putnam L. Crafts, Jr. purchased directly 61,030 Shares not previously
 reported for a total consideration of approximately $158,884.76.   Mr.
 Crafts paid for his Shares from his personal funds.

   ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

      Item 3 is hereby amended and supplemented by adding the following:

      (a) As of the close of business on October 2, 1998, Investors, Mr. Hendon, Mr. Kelly, Mr. Civello, Mr. Marino, Mr. Keane and Mr. Crafts have direct beneficial ownership of 2,869,830, 28,000, 19,000, 10,000, 5,000,
 4,500 and 318,870 Shares, respectively, representing approximately 12.383%, 0.121%, 0.082%, 0.043%, 0.022%, 0.019%, and 1.376%, respectively, of the
 23,175,142 Shares outstanding as reported in the Issuers Quarterly Report on Form 10-Q for the quarter ended June 28, 1998. In accordance with Rule 13d-5(b)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Reporting Persons may be deemed to beneficially own such shares as a group. As of the close of business on October 2, 1998, the Reporting Persons owned in the aggregate 3,255,200 Shares, which represent approximately 14.046% of the 23,175,142 Shares outstanding as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 28, 1998.

      (b) Each of the Reporting Persons has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of Shares of which it has direct beneficial ownership.

      (c) Since the previously filed Schedule 13D, the Reporting Persons purchased Shares in the manner, in the amounts, on the dates and at the prices set forth on Schedule I attached hereto and incorporated herein by reference.

      (d)  Not Applicable.
      (e)  Not Applicable.



                                 SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              TINICUM INVESTORS


                                              By: /s/ Eric M. Ruttenberg
                                                 -------------------------
                                                 Name:  Eric M. Ruttenberg
                                                 Title: General Partner



                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              /s/ Seth M. Hendon
                                              ---------------------
                                              SETH M. HENDON



                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              /s/ Robert J. Kelly
                                              -----------------------
                                              ROBERT J. KELLY



                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              /s/ Edward R. Civello
                                              ------------------------
                                              EDWARD R. CIVELLO



                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              /s/ Joseph A. Marino
                                              ------------------------
                                              JOSEPH A. MARINO



                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              /s/ John F. Keane
                                              ------------------------
                                              JOHN F. KEANE



                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    October 5, 1998



                                              /s/ Putnam L. Crafts, Jr.
                                              -------------------------
                                              PUTNAM L. CRAFTS, JR.



 SCHEDULE I

   The Reporting Persons have engaged in the following transactions in Shares since the previously filed Schedule 13D. All transactions, unless otherwise noted, involved purchases of Shares on the NASDAQ National Market.

 Transaction         Number of         Avg. Price
    Date              Shares           Per Share(1)         Purchaser

 9/2/98               15,000              $2.88              Mr. Kelly
 9/2/98               10,000              $2.94              Mr. Hendon
 9/3/98                2,500              $2.88              Mr. Keane
 9/8/98                5,000              $2.94              Mr. Civello
 9/14/98               4,000              $2.81              Mr. Marino
 9/15/98             119,970              $2.75              Investors
 9/15/98              13,330              $2.75              Mr. Crafts
 10/2/98             429,300              $2.56              Investors
 10/2/98              47,700              $2.56              Mr. Crafts

----------------------
 1.  Excluding commissions.